SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                     FORM 8

                                File No.: 1-13287

                                 CIK: 0001042053


                       AMENDMENT TO APPLICATION OR REPORT

                  Filed Pursuant to Section 12, 13, or 15(d) of
                       THE SECURITIES EXCHANGE ACT OF 1934



                            DRUCKER INDUSTRIES, INC.
              ----------------------------------------------------
             (Exact name of Registrant as specified in its charter)


                                 AMENDMENT NO. 1

     The undersigned Registrant hereby amends the following financial statements and exhibits or other portions of its Registration Statement on Form 10 as set forth in the pages attached hereto:

                 Unaudited Financial Statements and Statement of
                   Operations for quarter ended June 30, 1997.

Pursuant to requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized.

     Dated: September 10, 1997


                                 DRUCKER INDUSTRIES, INC.



                                 by: /s/  Gerald Runolfson
                                    --------------------------------------------
                                    Gerald Runolfson, President

                            DRUCKER INDUSTRIES, INC.
                          (A Development Stage Company)
                                 BALANCE SHEETS
                             June 30, 1997 and 1996
                            (Stated in U.S. dollars)
                       (Unaudited - See Notice to Reader)
                       ----------------------------------


ASSETS                                                 1997            1996
------                                                 ----            ----

Current
 Cash and term deposits                              $ 3,775,684    $      --
 Advances receivable                                       3,000           --
                                                     -----------    -----------

                                                       3,778,684           --
Resource project                                       1,446,565           --
                                                     -----------    -----------
                                                     $ 5,225,249    $      --
                                                     ===========    ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------

Current
 Accounts payable and accrued expenses               $     9,497    $    28,407
 Due to a related party                                     --            9,000
 Advance payable                                          75,802           --
                                                     -----------    -----------

Total current liabilities                                 85,299         37,407
                                                     -----------    -----------

Stockholders' Equity (Deficiency) - Note 3
 Common stock $.001 par value, authorized
 50,000,000 shares:
  32,476,250 shares issued and outstanding                32,115         26,555
 Additional paid-in capital                            6,306,803      1,094,863
 Deficit accumulated during the development stage     (1,198,968)    (1,158,825)
                                                     -----------    -----------
Total stockholders' equity                             5,139,950        (37,407)
                                                     -----------    -----------

                                                     $ 5,225,249    $      --
                                                     ===========    ===========


                                                    DRUCKER INDUSTRIES, INC.
                                                  (A Development Stage Company)
                                                    STATEMENTS OF OPERATIONS
                                          for the six months ended June 30, 1997, 1996
                                        and years ended December 31, 1996, 1995 and 1994
                                            and February 4, 1971 (Date of Inception)
                                                        to June 30, 1997
                                                    (Stated in U.S. dollars)
                                               (Unaudited - See Notice to Reader)
                                               ----------------------------------



                                                                                                                   February 4, 1971
                                          Six months ended June 30,             Year ended December 31           (Date of inception)
                                          -------------------------      ------------------------------------        to June 30,
                                            1997          1996            1996           1995            1994           1997
                                            ----          ----            ----           ----            ----           ----

General and administrative expenses    $   76,088     $     --        $    3,118     $   46,004      $   89,541     $  518,675

Amortization of license agreement            --             --              --             --              --           56,827

Royalties                                    --             --              --             --            25,000         75,000

Interest expense                             --             --              --           33,451          30,719        114,063

Fiscal agent fees                            --             --              --             --             9,050         64,230

Write-off of license agreement               --             --              --             --           409,236        409,236
                                       ----------     ----------      ----------     ----------      ----------     ----------

Loss before the following:                (76,088)          --           ( 3,118)      ( 79,455)       (563,546)    (1,238,031)

Interest income                            39,063           --              --             --              --           39,063
                                       ----------     ----------      ----------     ----------      ----------     ----------

Net loss                               $ ( 37,025)    $     --        $  ( 3,118)    $ ( 79,455)     $ (563,546)   $ 1,198,968
                                       ==========     ==========      ==========     ==========      ==========    ===========

Net loss per share                     $  ( 0.001)    $  ( 0.000)     $  ( 0.000)    $ (   .004)     $ (   .028)
                                       ==========     ==========      ==========     ==========      ==========

Weighted average shares outstanding    27,797,435     26,554,183      26,554,183     21,575,697      20,477,500
                                       ==========     ==========      ==========     ==========      ==========







                                                      DRUCKER INDUSTRIES, INC.
                                                   (A Development Stage Company)
                                          STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)
                                        for the six months ended June 30, 1997 and 1996 and
                                         years December 31, 1989 to December 31, 1996 and
                                        February 4, 1971 (Date of Inception) to June 30,1997
                                                      (Stated in U.S. dollars)
                                                 (Unaudited - See Notice To Reader)
                                                 ----------------------------------



                                                                                                Deficit
                                                         Common Stock          Additional     Accumulated
                                                       ----------------         Paid in      During the Dev-
                                                    Shares          Amount      Capital      elopment Stage       Total
                                                 ----------      ----------    ----------    --------------     ----------


Shares issued to acquire
 Monetary Metals, Inc.                            675,000        $      675   $     (675)         --           $     --
Shares issued to acquire net assets
 of Drucker Sound Design Corporation            2,700,000             2,700       65,046          --               67,746
Net loss from inception to
 December 31, 1989                                   --                --           --      $   (8,115)            (8,115)
Net loss for year ended
 December  31, 1990                                  --                --           --        (144,333)          (144,333)
Five for one forward split
 of outstanding shares                         13,500,000            13,500      (13,500)         --                 --
Funds contributed by stockholder                     --                --        124,196          --              124,196
Sale of units for cash, September 1991          1,050,000             1,050      103,950          --              105,000
Sale of units for cash, December 1991             750,000               750       74,250          --               75,000
Shares issued to settle debts                      52,500                53        5,197        (5,250)              --
Shares issued to directors as
 compensation                                     450,000               450       44,550       (45,000)              --
Correct funds contributed to
 stockholders                                        --                --        (24,990)         --              (24,990)
Interest on note payable                             --                --           --          (7,370)            (7,370)
Net loss for year ended
 December 31, 1991                                   --                --           --         (38,417)           (38,417)
                                               ----------        ----------   ----------    ----------         ----------
Balance, December 31, 1991,
 as previously reported                        19,177,500            19,178      378,024      (248,485)           148,717
Adjustments to previously
 reported amounts:
   Fiscal agent fees                                 --                --        (18,000)       (7,300)           (25,300)
                                               ----------        ----------   ----------    ----------         ----------
Balance, December 31, 1991,
 as restated                                   19,177,500            19,178      360,024      (255,785)           123,417

Sale of common stock, March 1992                  700,000               700       69,300          --               70,000
Sale of common stock, September 1992              500,000               500       54,500          --               55,000
Net loss for year ended
 December 31, 1992                                   --                --           --         (78,078)           (78,078)
                                               ----------        ----------   ----------    ----------         ----------
Balance, December 31, 1992,
 as previously reported                        20,377,500            20,378      483,824      (333,863)           170,339

                                                                                                                Continued




                                                      DRUCKER INDUSTRIES, INC.
                                                   (A Development Stage Company)
                                           STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)
                                         for the six months ended June 30, 1997 and 1996 and
                                        years ended December 31, 1989 to December 31, 1996 and
                                        February 4, 1971 (Date of Inception) to June 30, 1997
                                                      (Stated in U.S. dollars)
                                                  (Unaudited - See Notice to Reader)
                                                  ----------------------------------

                                                                                                           Deficit
                                                                 Common Stock            Additional      Accumulated
                                                               ----------------           Paid in      During the Dev-
                                                           Shares           Amount        Capital      elopment Stage       Total
                                                         ----------       ---------      ----------    --------------    ----------

Balance Forward, December 31, 1992,
 as previously reported                                  20,377,500         20,378        483,824        (333,863)        170,339
Adjustments to previously reported amounts:
   Fiscal agent fees                                           --             --          (12,500)        (20,600)        (33,100)
                                                         ----------     ----------     ----------      ----------      ----------
Balance, December 31, 1992, as restated                  20,377,500         20,378        471,324        (354,463)        137,239

Net loss for the year ended December 31, 1993                  --             --             --          (134,081)       (134,081)
                                                         ----------     ----------     ----------      ----------      ----------
Balance, December 31, 1993                               20,377,500         20,378        471,324        (488,544)          3,158

Adjustment to previously reported amounts:
   Fiscal agent fees                                           --             --             --           (27,280)        (27,280)
                                                         ----------     ----------     ----------      ----------      ----------
Balance, December 31, 1993, as restated                  20,377,500         20,378        471,324        (515,824)        (24,122)

Sale of common stock, July, 1994                            200,000            200         29,800            --            30,000

Fiscal agent fees                                              --             --           (3,000)           --            (3,000)

Net loss for the year ended December 31, 1994                  --             --             --          (563,546)       (563,546)
                                                         ----------     ----------     ----------      ----------      ----------
Balance, December 31, 1994                               20,577,500         20,578        498,124      (1,079,370)       (560,668)

Shares issued to settle debts                             5,976,683          5,977        596,739         602,716
Net loss for the year ended December 31, 1995                  --             --             --           (79,455)        (79,455)
                                                         ----------     ----------     ----------      ----------      ----------
Balance, December 31, 1995                               26,554,183         26,555      1,094,863      (1,158,825)        (37,407)








                                                        DRUCKER INDUSTRIES, INC.
                                                       (A Development Stage Company)
                                               STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)
                                             for the six months ended June 30, 1997 and 1996 and
                                           years ended December 31, 1989 to December 31, 1996 and
                                           February 4, 1971 (Date of Inception) to June 30, 1997
                                                        (Stated in U.S. dollars)
                                                   (Unaudited - See Notice to Reader)
                                                   ----------------------------------

                                                                                                            Deficit
                                                                     Common Stock            Additional   Accumulated
                                                                   ----------------           Paid in   During the Dev-
                                                                Shares          Amount        Capital   elopment Stage      Total
                                                              ----------      ---------     ----------  --------------   ----------

Balance Forward, December 31, 1995                            26,554,183         26,555      1,094,863    (1,158,825)       (37,407)

Net loss for the six months ended June 30, 1996                     --             --             --            --             --
                                                              ----------     ----------     ----------    ----------     ----------
Balance, June 30, 1996                                        26,554,183         26,555      1,094,863    (1,158,825)       (37,407)
Shares issued to settle debts                                    380,002            380         37,620          --           38,000

Net loss for the nine months ended
 December 31, 1996                                                  --             --              --         (3,118)        (3,118)
                                                              ----------     ----------     ----------    ----------     ----------
Balance, December 31, 1996                                    26,934,185         26,935      1,132,483    (1,161,943)        (2,525)
Sale of units for cash, May, 1997                              5,179,500          5,180      5,174,320          --        5,179,500
Shares issued for finders' fee                                   362,565           --             --            --             --
Net loss for the six months ended June 30, 1997                     --             --             --         (37,025)       (37,025)
                                                              ----------     ----------     ----------    ----------     ----------
Balance, June 30, 1997                                        32,476,250    $    32,115    $ 6,306,803   $(1,198,968)   $ 5,139,950
                                                              ==========    ===========    ===========   ===========    ===========





                                                          DRUCKER INDUSTRIES, INC.
                                                       (A Development Stage Company)
                                                          STATEMENTS OF CASH FLOW
                         for the six months ended June 30, 1997 and 1996 and years ended December 31, 1996, 1995 and 1994 and February 4, 1971 (Date of Inception) to June 30, 1997
                                                          (Stated in U.S. dollars)
                                                     (Unaudited - See Notice to Reader)
                                                     ----------------------------------

                                                                                                            February 4, 1971
                                                                                                                (Date of
                                              Six months ended June 30,      Year ended December 31,       inception to June 30,
                                              -------------------------      -----------------------       ---------------------
                                                  1997         1996             1996          1995            1994          1997
                                                  ----         ----             ----          ----            ----          ----
Cash flow from operating activities:
  Net loss                                   $   (37,025)   $      --      $    (3,118)   $   (79,455)   $  (563,546)   $(1,198,968)
  Adjustments to reconcile net loss
   to net cash used in operations:
     Amortization of license agreement              --             --             --             --             --           56,827
     Stock issued for payment of
      expenses                                      --             --             --             --             --           50,250
     Write-off of license agreement                 --             --             --             --          409,236        409,236
                                             -----------    -----------    -----------    -----------    -----------    -----------
                                                 (37,025)          --           (3,118)       (79,455)      (154,310)      (682,655)
  Changes in non-cash items related
   to the operations
     Increase (decrease) in royalties
      payable                                       --             --             --             --          (12,500)          --
     Net decrease in assets/liabilities            3,972           --          (25,882)      (533,605)        51,476       (315,108)
     Stock issued for payment of
      accounts payable                              --             --           38,000        243,716           --          281,716
     Stock issued for payment of
      promissory note                               --             --             --          359,000           --          359,000
                                             -----------    -----------    -----------    -----------    -----------    -----------
Net cash used in operating activities            (33,053)          --            9,000        (10,344)      (115,334)      (357,047)
                                             -----------    -----------    -----------    -----------    -----------    -----------

Cash flows used in investing activities
  Payments for license agreement                    --             --             --             --             --         (100,000)
  Resource project                            (1,395,763)          --          (50,802)          --             --       (1,446,565)
                                             -----------    -----------    -----------    -----------    -----------    -----------
                                              (1,395,763)          --          (50,802)          --             --       (1,546,565)
                                             -----------    -----------    -----------    -----------    -----------    -----------

                                                                                                                      .../Continued



                                                          DRUCKER INDUSTRIES, INC.
                                                       (A Development Stage Company)
                                                          STATEMENTS OF CASH FLOW
                         for the six months ended June 30, 1997 and 1996 and years ended December 31, 1996, 1995 and 1994 and February 4, 1971 (Date of Inception) to June 30, 1997
                                                          (Stated in U.S. dollars)
                                                     (Unaudited - See Notice to Reader)
                                                     ----------------------------------

                                                                                                            February 4, 1971
                                                                                                                (Date of
                                              Six months ended June 30,    Year ended December 31,        inception to June 30,
                                              -------------------------    -----------------------        ---------------------
                                                  1997         1996           1996         1995            1994            1997
                                                  ----         ----            ----        ----            ----            ----
Cash flow from financing activities:
  Payments on license agreement payable             --            --            --             --          (49,013)      (366,063)
  Proceeds from sale of common stock           5,179,500          --            --             --           27,000      5,481,000
  Proceeds from promissory notes payable            --            --            --             --           55,000        345,000
  Other capital contributions                       --            --            --             --             --           99,206
  Due to a related party                            --            --          (9,000)         9,000         44,351         44,351
  Advance payable                                 25,000          --          50,802           --             --           75,802
                                             -----------        ------   -----------    -----------    -----------    -----------
Net cash provided by financing activities      5,204,500          --          41,802          9,000         77,338      5,679,296
                                             -----------        ------   -----------    -----------    -----------    -----------
Net increase (decrease) in cash                3,775,684          --            --           (1,344)       (37,996)     3,775,684
Cash, beginning of period                           --            --            --            1,344         39,340           --
                                             -----------        ------   -----------    -----------    -----------    -----------
Cash, end of period                          $ 3,775,684        $ --     $      --      $      --      $     1,344    $ 3,775,684
                                             ===========        ======   ===========    ===========    ===========    ===========

Supplemental Disclosures of Cash Flows:
Interest paid in 1993 was $4,857. Interest accrued in 1995 was $33,451 (1994 was $30,719).
In 1993,  $14,000 of accrued and unpaid  interest was converted  into notes payable.



                            DRUCKER INDUSTRIES, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                             June 30, 1997 and 1996
                            (Stated in U.S. dollars)
                       (Unaudited - See Notice to Reader)

Note 1 Interim Reporting
       -----------------

          While the information presented in the accompanying interim six months financial statements is unaudited, includes all adjustment which are, in the opinion of management, necessary to present fairly the financial position, results of operations and changes in financial position for the interim period presented.

Note 2 Resource Project
       ----------------

          By Farm-in Agreements dated January 21, 1997, the company has agreed to participate in an exploration and development program on oil and gas concessions in China. The company will pay all drilling and associated costs to earn a 50% interest in the concession. The term of this agreement ends on the earliest of:

          -    January 21, 2007

          - the date on which the required amount has been expended pursuant to this agreement; or

          -    upon default by the company.

Note 3 Share Capital
       -------------

          Commitments
          -----------

          The company has 5,542,065 share purchase warrants outstanding which entitles the holders thereof to acquire 5,542,065 additional units at $1.50 per unit. These warrants expire on September 30, 1998. The additional unit consists of one common share and one additional share purchase warrant to acquire one common share at $2.00 per share. This warrant expires September 30, 1999.